EXHIBIT 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to the Executive Employment Agreement by and between Laredo Oil, Inc., a Delaware corporation (the “Company”), and Mark See (“Executive”), dated as of October 16, 2009 (the “Agreement”), is made and entered into as of October 15, 2014 (the “Effective Date”) by the Company and the Executive.  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given thereto in the Agreement.

WHEREAS, the Company and the Executive wish to amend the Agreement in order to provide for certain modifications to the terms of Executive’s employment by the Company as its Chief Executive Officer;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

1.           Amendment of First Paragraph of Section 4 of the Agreement.  The first paragraph of Section 4 of the Agreement is hereby amended to read in its entirety as follows:

“For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period a base salary (the “Base Salary”) at an annual rate of $495,000.  The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.”

2.           Amendment of Section 10(e) of the Agreement.  Section 10(e) of the Agreement is hereby amended as follows:

a.	Section 10(e)(1) shall be replaced in its entirety to read as follows:

“At any time during the term of this Agreement, subject to the conditions set forth in Section 10(e)(2) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the title Chief Executive Officer; (C) a material change in the principal office location at which Employee must perform services for the Company to another location that is not within a 50-mile radius of the city of Big Horn, Wyoming; or (D) material breach by the Company of this Agreement.”

b.	Section 10(e)(2) shall be amended to delete the phrase “with the exception of 10(e)(4), which requires no notice period”.

c.	Section 10(e)(3) shall be replaced in its entirety to read as follows:

“In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): (A) any earned but unpaid Base Salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company; (B) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of two years following the termination of employment; (C) reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date; and (D) the Base Salary, as in effect immediately prior to the Executive’s termination hereunder, and any bonuses earned, for a two year period following termination; provided that if such termination occurs within 12 months after a Change of Control, such two year period shall be increased to a three year period. All payments due hereunder shall be payable according to the Company’s standard payroll procedures; provided that if such termination occurs within 12 months after a Change of Control, the payment set forth in Section 10(e)(3)(D) shall be paid in a lump sum within 30 days of such termination. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.”

Section 10(e)(4) shall be deleted in its entirety.

3.           Amendment of Section 10(f)(2) of the Agreement.  Section 10(f)(2) of the Agreement shall be amended in its entirety as follows:

“By the Company.   At any time during the term of this Agreement, the Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Cause by providing prior written notice of at least 30 days to the Executive.  Upon termination by the Company of this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): (A) any earned but unpaid Base Salary, unpaid pro rata annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company; (B) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, for a period of two years following the termination of employment; (C) reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date; and (D) the Base Salary, as in effect immediately prior to the Executive’s termination hereunder, and any bonuses earned, for a two year period following termination; provided that if such termination occurs within 12 months after a Change of Control, such two year period shall be increased to a three year period. All payments due hereunder shall be payable according to the Company’s standard payroll procedures; provided that if such termination occurs within 12 months after a Change of Control, the payment set forth in Section 10(f)(2)(D) shall be paid in a lump sum within 30 days of such termination.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.”

4.           Amendments of Section 13 of the Agreement.

a.	Section 13 of the Agreement shall be amended to add a new Section 13(m) to read as follows:

“Notwithstanding any provision of this Agreement to the contrary, if Executive is considered a “specified employee” upon his termination from employment under such procedures as established by Company in accordance with the limitations and requirements set forth in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, and any additional guidance issued by the Internal Revenue Service related thereto (the “Nonqualified Deferred Compensation Rules”), then any portion of a cash or benefit distribution made upon such a termination from employment that would cause the acceleration of, or an addition to, any taxes pursuant to the Nonqualified Deferred Compensation Rules may not commence earlier than six months after the date of such termination from employment (or, if earlier, Executive’s death during such six-month period); any payments or benefits that would be exempt from the Nonqualified Deferred Compensation Rules shall be paid in accordance with the original schedules noted in other sections of this Agreement.  Therefore, in the event this Section 13(m) is applicable to Executive, any distribution which would cause the acceleration of, or an addition to, any taxes pursuant to the Nonqualified Deferred Compensation Rules that would otherwise have been paid to Executive within the first six months following Executive’s termination from employment shall be accumulated and paid to Executive (without interest) in a lump sum on the first day of the seventh month following his termination from employment.  All subsequent distributions, if any, shall be paid in the manner otherwise specified herein.  If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, then such provision shall nevertheless be applied in a manner consistent with those requirements.  In no event whatsoever shall Company be liable for any tax, interest or penalties that may be imposed on Executive under Section 409A of the Code.  Each payment under this Agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A of the Code.  Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. §1.409A-3(i)(1)(iv).

b.	Section 13 of the Agreement shall be amended to add a new Section 13(n) to read as follows:

“Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this Section 13(n) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. Any such reduction shall be made in a manner that is consistent with the requirements of Section 409A of the Code.

5.           Agreement to Remain in Full Force and Effect.  The Agreement shall remain in full force and effect, as amended and modified by this Amendment.

6.           Counterparts.  This Amendment may be executed in separate counterparts (including, without limitation, by facsimile, email of scanned copies or other electronic transmission), each of which shall be an original and all of which taken together shall constitute one and the same agreement.

Signature page follows.

IN WITNESS WHEREOF, the parties to this Amendment have executed this Amendment as of the Effective Date.

LAREDO OIL, INC.

By:	/s/ Bradley E. Sparks
Name:	Bradley E. Sparks
Title :	Chief Financial Officer

MARK SEE

By:	/s/ Mark See